Exhibit 99.1

New President for Autoliv Asia

(Stockholm, December 6, 2011) — Autoliv Inc. (NYSE: ALV and SSE: ALIV) — the worldwide leader in automotive safety systems — today announced that it has appointed Mr. George Chang new President for the region Autoliv Asia. He will succeed Mr. Gunnar Dahlén who will retire in July next year.

Mr. Chang is currently President of Autoliv China, an operation that under his leadership has grown its sales from $10 million in 2000 to more than $1.1 billion this year. He joined Autoliv in 1997 as Regional Purchasing Manager for Autoliv Asia Pacific. George Chang holds a Bachelor Degree in Mechanical (Aeronautical) Engineering from the University of Technology in Malaysia and an MBA from the Heriot Watt University in Edinburgh, Scotland. He was born in 1964 in Malaysia. Mr. Chang will assume his new position on April 1, 2012 and become a Vice President of Autoliv Inc. and member of the executive committee of the Autoliv parent company.

Gunnar Dahlén, who this year turned 65, will retire after 23 years service with Autoliv. He started as the Company’s first president of the South East Asian region when Autoliv had only two subsidiaries there (Autoliv Australia Ltd. and Autoliv New Zealand Ltd.)

With currently more than 13,000 employees and 28 plants, Autoliv Asia is expected this year to account for more than 30% of Autoliv’s global sales of more than $8 billion.

Inquiries:

George Chang, Appointed President of Autoliv Asia	Tel. +86-21-6992-888
Gunnar Dahlén, President of Autoliv Asia	Tel. +66-2659-8510

About Autoliv

Autoliv Inc., along with its joint ventures, has 80 facilities with 48,000 employees in 29 countries. In addition, the Company has 10 technical centers in 9 countries around the world, with 21 test tracks, more than any other automotive safety supplier. Last twelve month sales amount to $8.1 billion, an increase of 13% compared to full year 2010. The Company’s shares are listed on the New York Stock Exchange (NYSE: ALV) and its Swedish Depository Receipts on the OMX Nordic Exchange in Stockholm (ALIV sdb). For more information about Autoliv, please visit our company website at www.autoliv.com.

Safe Harbor Statement

This report contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). All such statements are based upon our current expectations, various assumptions, and data available from third parties and apply only as of the date of this report. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that forward-looking statements will materialize or prove to be correct as these assumptions are inherently subject to risks and uncertainties such as without limitation, changes in general industry and market conditions, changes in and the successful execution of cost reduction initiatives and market reaction thereto, increased competition, changes in consumer preferences for end products, customer losses, bankruptcies, consolidations or restructuring, divestiture of customer brands, fluctuation in vehicle production schedules for which the Company is a supplier, continued uncertainty in program awards and performance, costs or difficulties related to the integration of any new or acquired businesses or technologies, pricing negotiations with customers, our ability to be awarded new business, product liability, warranty and recall claims and other litigation and customer reaction thereto, possible adverse results of pending or future litigation or infringement claims, negative impacts of governmental investigations and litigation related to the conduct of our business, legislative or regulatory changes, dependence on customers and suppliers, as well the risks identified in Item 1A “Risk Factors” in our Annual Report and Quarterly Report on Forms 10-K and 10-Q. Except for the Company’s ongoing obligation to disclose information under the U.S. federal securities laws, the Company undertakes no obligation to update publicly any forward-looking statements whether as a result of new information or future events. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the PSLRA.